EXHIBIT 3.2

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF STORE CAPITAL LLC

THIS FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF STORE CAPITAL LLC (this “Amendment”) is dated as of June 7, 2023, and approved by the Board by Requisite Board Approval.

RECITALS

A.
WHEREAS, that certain Third Amended and Restated Limited Liability Company Agreement of Store Capital LLC, dated as of February 3, 2023 (the “LLC Agreement”), is the operating agreement of Store Capital LLC (the “Company”);

B.
WHEREAS, the Board, by Requisite Board Approval, desires to amend the LLC Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Board, by Requisite Board Approval, hereby approves the following:

1.
Interpretation. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the LLC Agreement.
2.
Amendment. Section 6.1.5 shall be deleted in its entirety and replaced with the following:

“6.1.5. The Board Members shall be reimbursed by the Company for all actual and reasonable out-of-pocket costs and expenses incurred by them in connection with their service on the Board (including travel (which in the case of air travel shall be limited to travel by commercial airlines; provided, that if any Board Member elects to travel by private aircraft for a particular trip, the amount reimbursed shall not exceed the amount of a first-class flight for an equivalent trip)), lodging and meal expenses. Except as set forth in this Section 6.1.5 and compensation paid by the Company to any Independent Director as approved by the Board with the requisite Board Approval, no Board Members shall be entitled to receive any salary or other renumeration from the Company or any other JV Entity for services rendered as a Board Member.”

3.
Entire Agreement; Full Force and Effect. Except as amended or modified hereby, each term and provision of the LLC Agreement is hereby ratified and confirmed and will and does remain in full force and effect.
4.
Counterparts. This Amendment may be executed by pdf signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures to this Amendment may be provided or executed by manual, or electronic signatures, which shall expressly include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif”, or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign), which will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party. Neither this Amendment, nor any part or provision of this Amendment, shall be challenged or denied any legal effect, validity and/or enforceability solely on the grounds that it is in the form of an electronic record.
5.
Governing Law/Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of State of Delaware, without regard to the conflicts of laws principles thereof.

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IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date first above written.

DIRECTORS:

By: _/s/ Adam Gallistel____________

Name: Adam Gallistel

By: _/s/ Jesse Hom________________

Name: Jesse Hom

By: _/s/ Daniel Santiago____________

Name: Daniel Santiago

By:_/s/ Mary Fedewa_______________

Name: Mary Fedewa

By:_/s/ Marc Zahr__________________

Name: Marc Zahr

By:_/s/ Michael Reiter_______________

Name: Michael Reiter